Exhibit 10.05
Description of Annual Incentive Bonus Plan for Fiscal 2011
On May 26, 2010, the Board approved the Company’s incentive bonus plan for fiscal 2011. The plan provides its executive officers with the opportunity to earn quarterly cash bonuses based upon the achievement of pre-established performance goals. Bonus opportunities will be based on achievement of quarterly targets. 50% of the quarterly payouts (if any) will be held back and will not be payable until after the fiscal year end. In addition, payout levels not achieved based on quarterly results will be subject to an annual catch-up if the annual payout level is greater than the cumulative quarterly payouts. Performance goals under the plan will be: quarterly revenue, earnings per share, operating profit (as a percentage of sales), and return on invested capital targets at the Company level; and quarterly revenue, operating profit (as a percentage of sales), profit after interest (as a percentage of sales), inventory turnover and other business-specific business unit targets at the business unit level for certain executives. The plan allows awards to provide for different metrics, target levels and weightings for different executives.
Under the incentive bonus plan, target award opportunities are set at various percentages of base salary, which will be: 150% of base salary in the case of the Chief Executive Officer; 125% of base salary in the case of the Chief Financial Officer; and between 60% and 80% of base salary in the cases of other officers. Actual payout opportunities for each bonus component will range from a threshold of 50% of target to a maximum of 300% of target (200% in the cases of the CEO and CFO) based on achievement of the performance measures. If the Company or business unit fails to achieve the threshold level for any performance measure, no payout is awarded for that measure. For purposes of determining achievement of award opportunities, the incentive bonus plan uses adjusted, non-GAAP measures.